UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2012, the Board of Directors (“Board”) of MGP Ingredients, Inc (the “Company”) approved the adoption of the First Amended and Restated MGP Ingredients, Inc. Short-Term Incentive Plan (the “Plan”) related to annual cash incentives provided to employees that will apply to fiscal year 2012 and subsequent years. As further described below, the Plan was amended by the Board to give the Human Resources and Compensation Committee (the “Committee”) the discretion (i) to make partial bonus payments during the last month of the plan year to which they relate, based on estimated bonus achievement, (ii) to limit the payout amount to 100% of achievement where achievement is over 100% of target, and (iii) to limit or eliminate next-year carryover of excess and unpaid bonus achievement. The Plan replaces the Company’s Short-Term Incentive Plan originally filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 8, 2011. The full text of the Plan is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Under the Plan, annual awards will be a percentage of base pay set by the Committee and will be based on either (i) improvements in what we call modified economic profit, or “MEP”, (ii) 50% on improvements in MEP and 50% on the attainment of individual performance goals, or (iii) 100% on the attainment of individual performance goals. Awards to named executive officers and officers elected by the Board will be based 100% on improvement in MEP. MEP equals adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of taxes paid during the specified plan year (“Adjusted NOPAT”), minus a charge representing the weighted economic cost of capital (“C”) to the Company multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”). The formula we use for determining MEP is: MEP = Adjusted NOPAT – (C x TC). The Committee may (i) estimate the MEP for the Company’s fiscal year in order to calculate estimated MEP incentive compensation prior to the end of the fiscal year and (ii) determine whether the calculation of MEP should include or exclude, in whole or in part, any unusual or non-recurring item or adjusted to reflect any unusual or non-recurring item, and may also determine whether individual performance goals should be adjusted to take into account factors not reasonably foreseeable at the beginning of a plan year.

The actual amount of awards that may be paid for a fiscal year will depend on the extent to which improvement in MEP during such fiscal year over the base period meets or exceeds targeted growth. No incentive based on MEP will be paid to participants if growth is less than 50% of target. If growth in MEP ranges between 50% and 100% of target, an equivalent percentage of targeted bonus that is based on MEP will be paid. If growth in MEP is over 100% of target, then an equivalent percentage of targeted MEP bonus will be paid, provided that no bonus in excess of 125% will be paid and the Committee has discretion to limit the payout to 100% where growth in MEP over target ranges from 100% to 125%. Any MEP improvement in excess of 100% that is not paid will be carried over to the next plan year and be added to the growth in MEP for the following year to determine the amount of incentive compensation payable with respect to that year, unless the Committee decides to carry over a lesser, or no, amount.

In the final month of each plan year, the Committee may use projections of MEP and MEP growth performance to determine estimated annual incentive compensation payments to participants where the Committee wishes to make a 90% payment in such final month (a “December Payment”). After the financial results for the plan year are available, the annual incentive compensation payment of those participants who received a December Payment will be calculated and a true-up payment for any remainder will be paid. In the event that a December Payment is in excess of the finally determined amount of actual incentive compensation, the participant is required to pay to the Company the amount of such excess payment within 15 days of the Company’s demand and the Company may elect to setoff any amount it otherwise owes to the participant by the amount of such excess.

For 2012, growth in MEP will be measured from calendar year 2011. Participation levels of named executive officers for 2012 at the target level, as a percentage of base pay, are as follows: Timothy W. Newkirk (CEO) (100%); Don Tracy (CFO) (70%); Randy M. Schrick (70%); Donald Coffey, Ph.D. (70%); Scott Phillips (60%).

Subject to Committee discretion in the case of terminations without cause, an employee whose employment is terminated during a plan year will not be entitled to incentive compensation under the plan. The plan will terminate upon a change in control and pro rated payments made, based on year-to-date performance through the most recently completed fiscal quarter.

Awards made under the Plan are subject to any clawback policy that may be adopted by the Committee from time to time. Under the current clawback policy adopted by the Committee and filed with the Company’s Current Report on Form 8-K dated December 8, 2011 as Exhibit 10.2, and incorporated herein by reference, awards based on achievement of financial results that are subsequently determined to be erroneous are subject to forfeiture in whole or in part in the discretion of the independent directors on the Board.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

*10.1	MGP Ingredients, Inc. First Amended and Restated Short-Term Incentive Plan (for 2012 and Subsequent Years)

10.2	MGP Ingredients, Inc. Compensation Clawback Policy (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 8, 2011).

_________________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date:  December 19, 2012                                                            By: /s/Timothy W. Newkirk
Timothy W. Newkirk, President and Chief Executive Officer